ICP Solar Technologies to Purchase Californian Solar Distributor
Binding letter of intent signed for acquisition of Discover Power Inc.

Montreal, Canada, January 17, 2007 – ICP Solar Technologies Inc. (OTCBB: ICPR), a developer, manufacturer and marketer of solar cells and products, announced today that it has executed a binding letter of intent pursuant to which ICP Solar has indicated its intention to purchase all the issued and outstanding shares of solar pioneer Discover Power Inc., located in San Diego, California.

"Discover Power’s team features over 18 years of experience in selling complete solar solutions for off-grid and grid-tie systems. Their location in Southern California is ideal given the Million Solar Roofs initiative being put into place by California Governor Arnold Schwarzenegger. Having installed the first ever solar roof shingle system in southern California and with a nationwide installer network, the Discover Power brand and organization will be a great addition in line with our growth plans" said ICP Solar CEO and Chairman Sass Peress. "This revenue-generating acquisition compliments our strategy for rooftop solutions and creates immediate opportunities for ICP Solar’s retailer sales network to add significant off-grid and grid-tie solution offerings."

"Sass Peress’ considerable experience will be a great asset in helping to expand Discover Power in our Californian and nationwide markets," said Damian Gutierrez, President of Discover Power. "His perspective on the industry cuts through the hype and turmoil in the market, and he provides expertise and resources that will help Discover Power execute its growth plans across several channels." Mr. Gutierrez has helped tens of thousands of people in the public and private sector from all over the world design and implement cost-effective and efficient solar power systems, first at Solar Electric Inc. and now at Discover Power.

"Enhancing our customers’ overall experience from design to system implementation has always been paramount, said Crystal Phelps, Chief Marketing Officer of Discover Power. "This relationship with ICP Solar will not only expand our brand exposure in the residential and leisure markets, but will allow us to offer a broader range of solutions to our customers, further enhancing their solar experience."

Completion of the transaction is subject to a complete and satisfactory due diligence of Discover Power, the finalization of a definitive Purchase Agreement and the signing of non-competition and employment agreements with Damien Gutierrez, President and Crystal Phelps, Chief Marketing Officer of Discover Power.

About Discover Power

Discover Power has led the Californian market in providing complete solar electric solutions for residential, emergency and disaster preparedness, commercial and industrial applications.

As a distributor of solar electric and other renewable energy products, Discover Power has provided its customers from all over the world the most innovative and enduring products to help them harness free power from the sun. For more information, visit www.discoverpower.com

About ICP Solar Technologies, Inc.

ICP Solar is a developer, manufacturer and marketer of solar cells and solar cell based products and building materials. Through the application of next-generation technologies and use of proprietary intellectual design, the Company aims to be the industry's innovation leader. For the past 18 years, ICP Solar has led the consumer market through innovation and has now begun to apply that same philosophy to the OEM, rooftop and power generation segments of the solar industry.

ICP Solar's management has over 50 years of experience in the solar energy sector. The company currently counts over 55 team members, with headquarters located in Montreal, Canada, and additional locations in the United Kingdom, Spain, USA, Ireland and France. Corporate information may be found at www.icpsolar.com

ICP Solar products can be found worldwide in retail stores such as Wal-Mart, Costco, Conrad Electronics (Germany), LeRoy Merlin (France), and Dick Smith Electronics (Australia). Its current focus in Europe is developing rooftop solutions and working to develop OEM solutions for automotive markets, working with auto manufacturer Volkswagen.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements herein include, but are not limited to, the expected expansion of our solar solutions into Europe Middle East, Asia and Africa. Our actual results may differ materially from those implied in these forward-looking statements as a result of many factors, including, but not limited to, overall industry environment, customer acceptance of our products, delay in the introduction of new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of permits or licenses by regulatory or governmental authorities, termination or non-renewal of customer contracts, competitive pressures and general economic conditions, and our financial condition. These and other risks and uncertainties are described in more detail in our most recent SB-2 filing with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by applicable laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors germane to our business.